U.S. City Purchases Two JMAR BioSentry™ Water Monitoring Systems
to Support New Security Measures and Advanced Water Quality Assurance

SAN DIEGO, CA –December 22, 2005 – JMAR Technologies, Inc. (Nasdaq: JMAR) has received a purchase order from a key U.S. city for two BioSentry™ Water Monitoring Systems to help protect the city’s drinking water against the possible introduction of Cryptosporidium or other harmful microorganisms.

The BioSentry™ systems will be installed in the municipal water plant to monitor the city’s water on a 24-hour continual basis for the presence of potentially harmful Protozoa (e.g. Cryptosporidium and Giardia) and Bacterial Pathogens (e.g. E. coli). In February, 2006, one unit will be installed at the distribution point of the municipal water plant and the other unit will be installed at a pumping station in the distribution network. As a leading proponent of real-time, continuous monitoring systems to quickly detect harmful contamination by waterborne microorganisms, the city plans to showcase its BioSentry™ operations so other potential users can evaluate the benefits of this approach in their water districts.

“After comparing alternatives, the city has selected JMAR’s BioSentry for an important water security application,” said Ronald A. Walrod, JMAR’s CEO. “This proactive purchase decision is consistent with our belief that the BioSentry product has a major role to play in contamination warning and homeland security, as cities across the country take action to monitor the integrity of their water supplies more closely. We will work closely with water plant officials to fully realize the potential of BioSentry to help ensure the continual quality of the city’s drinking water,” Walrod continued.

This purchase for immediate operational use follows a recently announced decision by another U.S. city to test the BioSentry in a water safety application focused on Homeland Security, and the purchase of two systems by a beverage manufacturer for quality assurance testing. JMAR has test systems in several other market verticals including water utility operations and cruise ship water monitoring.

About BioSentry™

The BioSentry™ is a laser-based, contamination warning system that provides continuous, automated monitoring of drinking water. This unique system is designed to monitor, detect and classify waterborne microorganisms in real time, helping to ensure water purity. Prospective applications include beverage bottling quality assurance, water utility operations, cruise ship water monitoring, and homeland security for building water supply and water distribution systems.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism contamination warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 858-946-6800	John Nesbett/Erika Moran IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta systems are not successfully completed due to unforeseen issues with the installation and operation of the systems outside of the controlled environment of JMAR’s facility, delays in completion of prototypes and transition to production systems, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-Q for the quarter ended September 30, 2005 and its Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.